Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fourth Quarter and Fiscal 2019 Results

VONORE, Tenn. – September 12, 2019 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2019 fourth quarter and full year ended June 30, 2019.

Fourth Quarter Highlights:

•	Net sales increased to $122.8 million, up 28.7 percent from $95.4 million in the prior-year period.
•

GAAP diluted earnings (loss) per share were $(0.54), including a $31.0 million, or $(1.65) per share, goodwill and other intangible asset impairment charge related to NauticStar (the “NauticStar Charge”).

•	Fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.17, or 25.0 percent, to $0.85, up from $0.68 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, rose 19.9 percent to $23.8 million from $19.8 million in the prior-year period.

Full Year Highlights:

•	Net sales increased to $466.4 million, up 40.2 percent from $332.7 million in the prior-year period.
•	GAAP diluted earnings (loss) per share decreased to $1.14, including the NauticStar Charge, or $(1.65) per share.
•	Fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.66, or 30.7 percent, to $2.81, up from $2.15 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, grew 23.9 percent to $79.3 million from $64.0 million in the prior-year period.
•	Cash debt repayments totaled $41.3 million, driven by the company’s strong cash generation.

Terry McNew, President and Chief Executive Officer, commented, “MasterCraft Boat Holdings delivered strong operational results in the fourth quarter, closing out our fiscal 2019 on a strong note. Despite many headwinds faced throughout the year, including import tariffs, adverse weather throughout the country during the selling season – especially in June – and macroeconomic uncertainty, our team once again generated record levels of net sales and adjusted earnings. Moreover, our strong cash management practices enabled us to significantly reduce our total debt.”

Fourth Quarter Results

Net Sales for the fourth quarter were $122.8 million, reflecting an increase of $27.4 million, or 28.7 percent, compared to $95.4 million for the prior-year period. The increase was primarily due to:

•	an increase at MasterCraft of $6.0 million, or 8.1 percent, primarily due to an increase in unit sales volume, favorable product mix and price increases;

•	the inclusion of Crest, which incrementally added net sales of $23.3 million; and partially offset by
•

a decrease at NauticStar of $1.9 million, or 8.8 percent, primarily due to a reduction in volume as production was slowed to match wholesale shipments with retail demand, partially offset by favorable product mix and price increases.

Gross profit increased $3.6 million, or 12.9 percent, to $31.5 million compared to $27.9 million for the prior-year period. The increase was primarily due to:

•

the increases in MasterCraft unit sales volumes, price increases, and favorable product mix, partially offset by a year-over-year increase in warranty expense resulting from the favorable one-time warranty adjustment taken in the fourth quarter of 2018;

•	the inclusion of Crest, which contributed $4.3 million to gross profit; and partially offset by
•	a $1.1 million decrease in gross profit for NauticStar, principally due to the decrease in volume.

Given the above-mentioned factors, gross margin decreased to 25.6 percent for the fourth quarter compared to 29.2 percent for the prior-year period.

Operating expenses increased $34.1 million, or 381.0 percent, to $43.0 million for the fourth quarter compared to $8.9 million for the prior-year period. This increase resulted mainly from the NauticStar Charge and the inclusion of Crest, which increased operating expenses by $1.8 million.

As a result of the company’s annual goodwill analysis at June 30, 2019, the NauticStar Charge was recorded. NauticStar has continued to experience market-wide challenges that have impacted the business’s ability to grow at the rate that was originally estimated when it was acquired in 2017. Specifically, NauticStar’s core market, the saltwater fishing boat market, has seen slowing retail demand, especially for boats less than 25 feet in length. These models represent a significant percentage of the brand’s current model mix. In response, NauticStar has pulled back production on smaller boats to ensure wholesale shipments align with retail demand, which has impacted operating margins. In addition to the company and market-specific headwinds, lower valuation multiples of peer group companies contributed to the amount of the impairment charge.

As has previously been disclosed, NauticStar is developing new, larger models which will improve operating margins and mitigate lower demand for smaller boats in the future.

Commented McNew, “While the saltwater fishing market has experienced a slowdown this past year, further exacerbated by poor weather this selling season, we are bullish about the NauticStar brand and its long-term prospects. Our dealer pipeline at NauticStar ended the year at healthy levels given our prudent decision to pull back on wholesale production earlier in the year, and both the 251 Hybrid and 32-foot XS center console will help mitigate the declines in the smaller boat market. In the near-term, this market slowdown has delayed the initial growth projections developed at the time of the acquisition, but

NauticStar remains a leading brand in the market it serves. Combined with the new product development strategies we are deploying – including the introduction of larger, in-demand models – and the early stages of several operating initiatives we are driving, we believe the brand will be positioned better than ever to take advantage of a market recovery, leading to greater operating efficiencies and long-term profitable growth.”

Operating expenses, as a percentage of net sales, increased by 25.6 percentage points to 35.0 percent for the fourth quarter compared to 9.4 percent for the prior-year period. This impact resulted primarily from the NauticStar Charge. Excluding this non-cash impairment charge, acquisition-related and integration costs, and start-up costs for the company’s new Aviara brand, operating expenses as a percentage of sales decreased 0.2 percentage points to 9.0 percent for the fourth quarter compared to 9.2 percent for the prior-year period.

Net Income (loss) for the fourth quarter was $(10.1) million, reflecting a decrease of $23.2 million, or 176.5 percent, compared to $13.1 million for the prior-year period. The decrease was primarily due to the NauticStar Charge. Adjusted Net Income of $16.1 million, or $0.85 per share, on a fully diluted, weighted average share count of 18.9 million shares, was computed using the company’s estimated annual effective tax rate of approximately 22.5 percent. This compares to Adjusted Net Income of $12.8 million, or $0.68 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $23.8 million for the fourth quarter, compared to $19.8 million in the prior-year period. Adjusted EBITDA margin was 19.4 percent, down from 20.8 percent in prior-year period principally due to the dilutive effect of Crest.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2019 Results

Net Sales for fiscal 2019 were $466.4 million, an increase of $133.7 million, or 40.2 percent, compared to $332.7 million for fiscal 2018. The gain was primarily due to:

•

an increase at MasterCraft of $45.5 million, or 17.1 percent, primarily driven by an increase in unit sales volume, favorable product mix and price increases, offset by higher discounts to support our Canadian and European Union dealers impacted by retaliatory import tariffs;

•	the inclusion of Crest, which grew net sales by $76.6 million; and
•

a net $11.6 million increase in net sales for NauticStar, driven by the inclusion of NauticStar in our fiscal 2019 first quarter results, partially offset by a decrease in volume due to softness in NauticStar’s core market.

Gross profit increased $22.8 million, or 25.2 percent, to $113.1 million compared to $90.4 million for fiscal 2018. The increase was primarily due to:

•

an increase in MasterCraft unit sales volumes, price increases, and favorable product mix, offset by increased warranty costs and higher discounts to support Canadian and European Union dealers impacted by retaliatory import tariffs;

•	the inclusion of Crest, which contributed $13.6 million to gross profit; and partially offset by
•	a net $1.2 million decrease in gross profit for NauticStar, driven by a decrease in volume, partially offset by the inclusion of NauticStar in our fiscal 2019 first quarter results.

Given the above-mentioned factors, gross margin decreased to 24.3 percent for fiscal 2019 compared to 27.2 percent for fiscal 2018.

Operating expenses increased $45.5 million, or 132.3 percent, to $79.9 million for fiscal 2019 compared to $34.4 million for fiscal 2018. This increase resulted mainly from:

•	the NauticStar Charge;
•	the inclusion of Crest, which increased operating expenses by $6.5 million;
•	an increase of $2.3 million in startup costs related to Aviara;
•	the incremental inclusion of NauticStar in our fiscal 2019 first quarter results, which added $1.9 million; and
•	an increase of $1.9 million in intangible asset amortization, which includes the effects of both the NauticStar and Crest acquisitions, principally for dealer networks.

Operating expenses, as a percentage of net sales, increased by 6.8 percentage points to 17.1 percent for fiscal 2019 compared to 10.3 percent for fiscal 2018. This increase resulted primarily from the NauticStar Charge. Excluding this non-cash impairment charge, acquisition-related and integration costs, and start-up costs for Aviara, operating expenses as a percentage of sales decreased 0.1 percentage points to 9.5 percent for fiscal 2019 compared to 9.6 percent for fiscal 2018.

Net Income for fiscal 2019 was $21.4 million, reflecting a decrease of $18.3 million, or 46.1 percent, compared to $39.7 million for fiscal 2018. The decrease was primarily due to the NauticStar Charge. Adjusted Net Income of $53.0 million, or $2.81 per share, on a fully diluted, weighted average share count of 18.8 million shares, was computed using the company’s estimated annual effective tax rate of approximately 22.5 percent. This compares to Adjusted Net Income of $40.4 million, or $2.15 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $79.3 million for fiscal 2019, compared to $64.0 million in the prior-year period. Adjusted EBITDA margin was 17 percent, down from 19.2 percent in fiscal 2018 principally due to the dilutive effect of NauticStar and Crest.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Said McNew, “We remain bullish on the long-term prospects of both the markets we serve and the brands we own, irrespective of any near-term fluctuations. We firmly believe our long-tenured, industry-veteran leadership team and seasoned and dedicated employees, together with our low-fixed cost, highly-variable cost structure, best-in-class net working capital management, and strong balance sheet, position the company to perform in all economic environments.

“At MasterCraft, retail trends throughout the first nine months of our fiscal 2019 were running ahead of plan, with year-to-date internal warranty registrations up significantly year-over-year at the end of our fiscal third quarter. However, adverse weather conditions across the country during the all-important selling season, along with eroding dealer sentiment – driven by macro-economic and political uncertainty – resulted in a significant decline in retail activity. As such, our fiscal 2020 outlook contemplates lower wholesale shipments at MasterCraft compared to prior-year, particularly in the first half of our fiscal year. We believe it’s prudent to holdback wholesale production to allow for healthy dealer pipelines at MasterCraft heading into the calendar 2020 selling season, in anticipation of continued growth in the overall performance sport segment.

“At NauticStar, our quick reaction to the retail declines in the saltwater fishing market resulted in pulling back wholesale production earlier in the year, resulting in healthy dealer pipelines levels at fiscal 2019 year-end. We will continue to be disciplined with NauticStar’s dealer pipeline, while beginning to realize the AUSP benefits from new, larger models introduced late last year.

“Similarly, our Crest brand was impacted by the adverse weather conditions and decline in dealer sentiment, wiping out the strong retail performance Crest experienced during our first six months of ownership. Accordingly, we are tempering our wholesale production at Crest for fiscal 2020 to allow for healthy dealer pipeline levels entering the calendar 2020 selling season. Recall Crest was acquired during our fiscal second quarter last year. We are very optimistic on Crest and the pontoon segment overall, and anticipate that the product development and operational initiatives we are driving will contribute to long-term market share and profitability gains.

“Beginning in fiscal 2020, our new Aviara brand began shipping to MarineMax dealers across the country. We are extremely excited about the response the brand has received from MarineMax dealers, consumers and industry experts alike. Aviara’s financial results will be reported in our MasterCraft reporting segment. As previously disclosed, our preliminary expectation is for a net sales contribution from Aviara in the $10 to $15 million range in its first partial year of production. Aviara is expected to be slightly accretive to our MasterCraft reporting segment gross margin profile.

Given the above-mentioned factors, the company’s consolidated fiscal 2020 outlook is as follows:

▪	Net Sales – down low-single digit percent
▪	Adjusted EBITDA Margin – down 50 to 100 basis points

▪	Adjusted Earnings per Share – down high-single digit percent

“We strongly believe in the long-term value that the full breadth of our brands and capabilities can provide, despite any near-term market uncertainties. Maintaining our focus on developing best-in-class, innovative products across our portfolio and driving continued operational excellence at all our businesses will drive meaningful value for consumers, while improving our bottom line and generating attractive returns for shareholders over the long-term,” concluded McNew.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fourth quarter and fiscal 2019 results today, September 12, 2019, at 10:00 a.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 2245679. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 2245679. The audio replay will be available beginning at 12 p.m. ET on Thursday, September 12, 2019, through 11:59 p.m. ET on Thursday, September 26, 2019.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2020 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2020.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of Crest Marine, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2018, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, filed with the SEC on November 9, 2018 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Twelve Months Ended June 30, 2019

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

(Dollars in thousands, except share and per share data)

	Three Months Ended		Fiscal Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
NET SALES	$122,809	$95,430	$466,381	$332,725
COST OF SALES	91,316	67,545	353,254	242,361
GROSS PROFIT	31,493	27,885	113,127	90,364
OPERATING EXPENSES:
Selling and marketing	3,913	3,042	17,670	13,011
General and administrative	7,130	5,385	27,706	19,773
Amortization of intangible assets	988	520	3,492	1,597
Goodwill and other intangible asset impairment	31,000	—	31,000	—
Total operating expenses	43,031	8,947	79,868	34,381
OPERATING INCOME	(11,538)	18,938	33,259	55,983
OTHER EXPENSE:
Interest expense	1,684	947	6,513	3,474
INCOME BEFORE INCOME TAX EXPENSE	(13,222)	17,991	26,746	52,509
INCOME TAX EXPENSE (BENEFIT)	(3,160)	4,847	5,392	12,856
NET INCOME	$(10,062)	$13,144	$21,354	$39,653

EARNINGS PER COMMON SHARE:
Basic	$(0.54)	$0.71	$1.14	$2.13
Diluted	$(0.54)	$0.70	$1.14	$2.12
WEIGHTED AVERAGE SHARES USED FOR COMPUTATION OF:
Basic earnings per share	18,658,701	18,622,154	18,653,892	18,619,793
Diluted earnings per share	18,658,701	18,740,723	18,768,207	18,714,531

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,826	$7,909
Accounts receivable — net of allowances of $281 and $51, respectively	12,463	5,515
Income tax receivable	951	—
Inventories — net	30,660	20,467
Prepaid expenses and other current assets	4,464	3,295
Total current assets	54,364	37,186
Property, plant and equipment — net	33,636	22,265
Goodwill	74,030	65,792
Other Intangible assets — net	79,799	51,046
Deferred income taxes	6,240	—
Deferred debt issuance costs — net	451	383
Other	253	252
Total assets	$248,773	$176,924
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,974	$17,266
Income tax payable	426	705
Accrued expenses and other current liabilities	41,421	27,866
Current portion of long-term debt, net of unamortized debt issuance costs	8,725	5,069
Total current liabilities	68,546	50,906
Long-term debt, net of unamortized debt issuance costs	105,016	70,087
Deferred income taxes	—	1,427
Unrecognized tax positions	2,895	1,982
Total liabilities	176,457	124,402
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,764,037 shares at June 30, 2019 and 18,682,338 shares at June 30, 2018	188	187
Additional paid-in capital	115,582	114,052
Accumulated deficit	(43,454)	(61,717)
Total stockholders' equity	72,316	52,522
Total liabilities and stockholders' equity	$248,773	$176,924

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Fiscal Year Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2019	2018	Variance	2019	2018	Variance
	(Dollars in thousands)			(Dollars in thousands)
Unit volume:
MasterCraft	826	814	1.5%	3,435	3,068	12.0%
NauticStar	440	533	(17.4)%	1,831	1,687	8.5%
Crest	675	—		2,078	—
MasterCraft sales	$79,768	$73,774	8.1%	$311,830	$266,319	17.1%
NauticStar sales	19,740	21,656	(8.8)%	77,995	66,406	17.5%
Crest sales	23,301	—		76,556	—
Consolidated sales	$122,809	$95,430	28.7%	$466,381	$332,725	40.2%
Per Unit:
MasterCraft sales	$97	$91	6.6%	$91	$87	4.6%
NauticStar sales	45	41	9.8%	43	39	10.3%
Crest sales	35	—		37	—
Consolidated sales	63	71	(11.3)%	64	70	(8.6)%
Gross margin	25.6%	29.2%		24.3%	27.2%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including goodwill and intangible impairment charges, transaction expenses associated with acquisitions, acquisition related inventory step-up adjustment, certain litigation charges, an out-of-period adjustment to correct an immaterial error related to our warranty reserve, new brand startup costs, and our stock-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales. We define Adjusted Net Income as net income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including goodwill and intangible impairment charges, transaction expenses associated with acquisitions, acquisition related inventory step-up adjustment, certain litigation charges, an out-of-period adjustment to correct an immaterial error related to our warranty reserve, new brand startup costs, amortization of acquired intangible assets, and our stock-based compensation.  Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Net Income are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as GAAP. Adjusted EBITDA and Adjusted Net Income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe Adjusted Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted Net Income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA margin for the periods indicated (UNAUDITED):

	Three Months Ended		Fiscal Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(Dollars in thousands)		(Dollars in thousands)
Net income	$(10,062)	$13,144	$21,354	$39,653
Income tax expense (benefit)	(3,160)	4,847	5,392	12,856
Interest expense, net	1,684	947	6,513	3,474
Depreciation and amortization	2,337	1,421	7,787	5,086
EBITDA	(9,201)	20,359	41,046	61,069
Goodwill and other intangible asset impairment(a)	31,000	—	31,000	—
Transaction expense(b)	333	11	2,377	1,744
Inventory step-up adjustment – acquisition related(c)	—	—	382	501
Warranty Adjustment(d)	—	(1,033)	—	(1,033)
New brand start-up costs(e)	1,140	204	2,840	561
Stock-based compensation	519	305	1,678	1,186
Adjusted EBITDA	$23,791	$19,846	$79,323	$64,028
Adjusted EBITDA Margin	19.4%	20.8%	17.0%	19.2%

(a)	Represents a non-cash charge recorded in the NauticStar segment for a $28.0 million impairment of goodwill and a $3.0 million impairment of trade name.
(b)	Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)	Represents startup costs associated with Aviara, a completely new boat brand in an industry category neither MasterCraft, NauticStar nor Crest serve.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted net income for the periods indicated (UNAUDITED):

	Three Months Ended		Fiscal Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(Dollars in thousands, except share and per share amounts)		(Dollars in thousands, except share and per share amounts)
Net income	$(10,062)	$13,144	$21,354	$39,653
Income tax expense (benefit)	(3,160)	4,847	5,392	12,856
Goodwill and other intangible asset impairment(a)	31,000	—	31,000	—
Transaction expense(b)	333	11	2,377	1,744
Inventory step-up adjustment – acquisition related(c)	—	—	382	501
Warranty adjustment(d)	—	(1,033)	—	(1,033)
New brand start-up costs(e)	1,140	204	2,840	561
Amortization of acquisition intangibles	962	493	3,385	1,490
Stock-based compensation	519	305	1,678	1,186
Adjusted Net Income before income taxes	20,732	17,971	68,408	56,958
Adjusted income tax expense(f)	4,665	5,212	15,392	16,518
Adjusted Net Income	$16,067	$12,759	$53,016	$40,440

Pro-forma Adjusted Net Income per common share
Basic	0.86	0.68	2.84	2.17
Diluted	0.85	0.68	2.81	2.15
Pro-forma weighted average shares used for the computation of:
Basic Adjusted Net Income per share	18,710,233	18,639,028	18,653,892	18,619,793
Diluted Adjusted Net Income per share	18,851,352	18,807,100	18,843,155	18,794,260

(a)	Represents a non-cash charge recorded in the NauticStar segment for a $28.0 million impairment of goodwill and a $3.0 million impairment of trade name.
(b)	Represents fees, expenses and integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the respective fiscal years.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)	Represents startup costs associated with Aviara, a completely new boat brand in an industry category neither MasterCraft, NauticStar nor Crest serve.
(f)	Reflects income tax expense at an estimated annual effective income tax rate of 22.5% for fiscal 2019, 29% for fiscal 2018.

The following table shows the reconciliation of diluted net income per share to diluted Adjusted Net Income per share for the periods presented (UNAUDITED):

	Three Months Ended		Fiscal Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income per diluted share	$(0.54)	$0.70	$1.14	$2.12
Impact of adjustments:
Income tax expense (benefit)	(0.17)	0.26	0.29	0.69
Goodwill and other intangible asset impairment(a)	1.65	—	1.65	—
Transaction expense(b)	0.02	—	0.13	0.09
Inventory step-up adjustment – acquisition related(c)	—	—	0.02	0.03
Warranty adjustment(d)	—	(0.06)	—	(0.06)
New brand start-up costs(e)	0.06	0.01	0.15	0.03
Amortization of acquisition intangibles	0.05	0.03	0.18	0.08
Stock-based compensation	0.03	0.02	0.09	0.06
Adjusted Net Income per diluted share before income taxes	1.10	0.96	3.65	3.04
Impact of adjusted income tax expense on net income per diluted share before income taxes(f)	(0.25)	(0.28)	(0.82)	(0.88)
Impact of increased share count(g)	—	—	(0.02)	(0.01)
Adjusted Net Income per diluted pro-forma weighted average share	$0.85	$0.68	$2.81	$2.15

(a)	Represents a non-cash charge recorded in the NauticStar segment for a $28.0 million impairment of goodwill and a $3.0 million impairment of trade name.
(b)	Represents fees, expenses and integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)	Represents startup costs associated with Aviara, a completely new boat brand in an industry segment neither MasterCraft, NauticStar nor Crest serve.
(f)	Reflects income tax expense at an estimated annual effective income tax rate of 22.5% for fiscal 2019, 29% for fiscal 2018.
(g)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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